As filed with the Securities and Exchange Commission on August 3, 2009

Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 AllianceBernstein Holding l.p.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		13-3434400
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
1345 Avenue of the Americas New York, NY 10105 (212) 969-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Amended and Restated 1997 Long Term Incentive Plan

Amended and Restated Century Club Plan

Amended and Restated AllianceBernstein Partners Compensation Plan

Amended and Restated AllianceBernstein L.P.
Financial Advisor Wealth Accumulation Plan

(Full title of the Plans)

Laurence E. Cranch, Esq.
AllianceBernstein L.P.
1345 Avenue of the Americas
New York, NY 10105
(212) 969-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests	10,000,000 Units	$20.64	$206,400,000	$11,971.12

(1)
This registration statement is being filed to register the units (the “Units”) representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. (“Registrant”) which may be offered under the Amended and Restated 1997 Long Term Incentive Plan (the “1997 Plan”), the Amended and Restated Century Club Plan (the “Century Club Plan”), the Amended and Restated AllianceBernstein Partners Compensation Plan (the “Partners Plan”), and the Amended and Restated AllianceBernstein L.P. Financial Advisor Wealth Accumulation Plan  (the “FA Wealth Plan” and together with the 1997 Plan, Century Club Plan and Partners Plan, the “Plans”), plus an indeterminate number of additional Units which may be offered and issued to prevent dilution resulting from Unit splits, Unit dividends or similar transactions.

(2)
Estimated pursuant to Rule 457 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee, based on the average of the high and low sale prices of the securities being registered hereby as reported for New York Stock Exchange composite transactions on July 31, 2009.

EXPLANATORY NOTE

The 10,000,000 Units being registered pursuant to this registration statement (the “Registration Statement”) are additional securities of the same class as other securities for which the following registration statements on Form S-8 were filed with the U.S. Securities and Exchange Commission (the “Commission”):

•	no. 333-153151 on August 22, 2008 relating to the Plans;
•	no. 333-142199 on April 18, 2007 relating to the 1997 Plan;
•	no. 333-47665 on March 10, 1998 relating to the 1997 Plan;
•	no. 333-47667 on March 10, 1998 relating to the Century Club Plan;
•	no. 033-65932 on July 12, 1993 relating to the Century Club Plan;
•	no. 333-142202 on April 18, 2007 relating to the Partners Plan and FA Wealth Plan;
•	no. 333-127223 on August 5, 2005 relating to the Partners Plan and FA Wealth Plan; and
•	no. 333-51418 on December 7, 2000 relating to the Partners Plan.

Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

On June 20, 2000, the Board of Directors of AllianceBernstein Corporation, the general partner of the Registrant, approved an amendment to the 1997 Plan to reserve for issuance thereunder an additional 25,000,000 Units. This Registration Statement is being filed, in part, to register a portion of the 25,000,000 additional Units.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Registrant as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The Registrant hereby incorporates herein by reference the following documents filed with the Commission:

(1)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008; and

(2)  All reports filed pursuant to Section 13(a) or 15(d) of the securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2008.

(3)  The description of the Units contained in the Registration Statement on Form 8-A dated January 18, 1988, filed under the Exchange Act; and

(4)  All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the plan interests offered hereby will be passed upon for the Registrant by Laurence E. Cranch, Executive Vice President and General Counsel of AllianceBernstein Corporation, general partner of the Registrant (the “General Partner”).

Item 6.  Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims whatsoever, subject to such standards and restrictions, if any, as set forth in its partnership agreement.  Provision for indemnification under the Registrant’s Amended and Restated Agreement of Limited Partnership dated as of October 29, 1999, as amended (the “Partnership Agreement”) is set forth in Section 6.09 of the Partnership Agreement.  The Board of Directors of the General Partner has approved a policy whereby any person who is or was a director, officer, employee, partner, agent or trustee of the Registrant or the General Partner shall be deemed an “Indemnified Person” for purposes of Section 6.09 of the Partnership Agreement.  In so doing, the Registrant has granted broad rights of indemnification to officers of the General Partner and to officers and employees of the Registrant.  In addition, the Registrant has assumed indemnification obligations previously extended by the predecessor of the General Partner to its directors, officers and employees.  The foregoing indemnification provisions are not exclusive, and the Registrant is authorized to enter into additional indemnification arrangements.

The Registrant maintains an insurance policy insuring the directors and officers of the General Partner against certain acts and omissions while acting in their official capacities.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit No.
5.1	Opinion of Laurence E. Cranch, Esq.
23.1	Consent of Laurence E. Cranch, Esq.*
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

*  included in Exhibit 5.1 filed herewith.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT of 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 3rd DAY OF AUGUST, 2009.

AllianceBernstein Holding l.p.
By:	/s/ Robert H. Joseph, Jr.
	Name:	Robert H. Joseph, Jr.
	Title:	Senior Vice President and Chief Financial Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON THE 3rd DAY OF AUGUST, 2009 BY THE FOLLOWING PERSONS IN THEIR CAPACITIES AS DIRECTORS AND OFFICERS OF ALLIANCEBERNSTEIN CORPORATION, THE GENERAL PARTNER OF THE REGISTRANT.

Signature	Title	Date

/s/ Peter S. Kraus	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 3, 2009
Peter S. Kraus

/s/ Robert H. Joseph, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 3, 2009
Robert H. Joseph, Jr.

/s/ Edward J. Farrell	Senior Vice President and Controller (Principal Accounting Officer)	August 3, 2009
Edward J. Farrell

/s/ Dominique Carrel-Billiard	Director	August 3, 2009
Dominique Carrel-Billiard

/s/ Henri de Castries	Director	August 3, 2009
Henri de Castries

/s/ Christopher M. Condron	Director	August 3, 2009
Christopher M. Condron

/s/ Denis Duverne	Director	August 3, 2009
Denis Duverne

/s/ Richard S. Dziadzio	Director	August 3, 2009
Richard S. Dziadzio

/s/ Deborah S. Hechinger	Director	August 3, 2009
Deborah S. Hechinger

Signature	Title	Date

/s/ Weston M. Hicks	Director	August 3, 2009
Weston M. Hicks

/s/ Nick Lane	Director	August 3, 2009
Nick Lane

/s/ Lorie A. Slutsky	Director	August 3, 2009
Lorie A. Slutsky

/s/ A.W. (Pete) Smith, Jr.	Director	August 3, 2009
A.W. (Pete) Smith, Jr.

/s/ Peter J. Tobin	Director	August 3, 2009
Peter J. Tobin

INDEX TO EXHIBITS

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit No.	Exhibit
5.1	Opinion of Laurence E. Cranch, Esq.
23.1	Consent of Laurence E. Cranch, Esq.*
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

*  included in Exhibit 5.1 filed herewith.